Exhibit 99

Trico Names Non-Executive Chairman; Exploring Strategic Alternatives to Address Financial Challenges

HOUSTON, April 27 /PRNewswire-FirstCall/ -- Accelerating its strategic goal of reducing its total amount of outstanding indebtedness, Trico Marine Services, Inc. (Nasdaq: TMAR - News) announced the appointment of Joseph Compofelice as non-executive Chairman of the Board and the retention of Lazard Freres & Co. LLC as financial advisor and Kirkland & Ellis LLP as legal advisor. This team will assist the Company’s management in exploring various alternatives including selling assets, raising additional financing and restructuring the Company’s debt, including its $250 million Senior Notes due 2012.

Mr. Compofelice, a director of Trico since 2003, is chairman of the Company’s Audit Committee and has served as an executive of several public companies including CEO of CompX International and CFO of Titanium Metals Corporation, Baroid Corporation, NL Industries and Tremont LLC. Mr. Compofelice formerly held management positions with Smith International, Inc. Ronald Palmer, formerly Trico’s executive Chairman, has decided to step down as an officer and director of the Company, but will continue to provide services to Trico.

Lazard Freres & Co. LLC is the largest independent investment banking partnership specializing in complex strategic and financial advisory assignments. Services provided by Lazard Freres include merger and acquisition advisory services, capital raising activities, valuation, debt and capital structure analysis and restructuring plan formulation and negotiation.

Kirkland & Ellis’ restructuring practice group provides a broad range of business advisory services with extensive experience in U.S., U.K and international insolvency matters.

Mr. Palmer stated, "We are clearly accelerating our efforts to meet Trico’s financial challenges. Joe Compofelice brings outstanding financial management expertise and credibility to the Chairman's seat. His job will be to work with all parties involved in the financial alternatives analysis while I will continue to focus on meeting Trico’s business objectives."

Trico Marine provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa. The services provided by the Company’s diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana, and Houston, Texas. Visit our website at www.tricomarine.com.

Certain statements in this press release that are not historical fact may be "forward-looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's financial results, are included in the Company's Securities and Exchange Commission filings.